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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    Form 8-K

                CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934



Date of Report:  February 9, 2000             Commission file number:  1-5805
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                         THE CHASE MANHATTAN CORPORATION
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             (Exact name of registrant as specified in its charter)



        Delaware                                            13-2624428
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(State or other jurisdiction                              (I.R.S. Employer
    of incorporation)                                    Identification No.)



     270 Park Avenue, New York, NY                             10017
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(Address of principal executive offices)                     (Zip Code)




      (Registrant's telephone number, including area code): (212) 270-6000
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Item 5.  Other Events
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         On February 9, 2000, management of Chase Capital Partners ("CCP"), the private equity business of The Chase Manhattan Corporation ("Chase"), discussed certain of CCP's business strategies and investments. Management disclosed that CCP has entered into an agreement to sell its private equity investment in Triton Cellular Partners, L.P. and anticipates realizing a pre-tax gain upon completion of the sale of approximately $180 million. Completion of the sale is subject to certain conditions, including receipt of approval from the Federal Communications Commission, and is expected to occur in the first or second quarter of 2000. CCP's management also noted that, of the approximately 500 direct investments currently in CCP's portfolio, approximately 13 are currently in registration with the Securities and Exchange Commission and that it is possible that an additional 10-30 of its investments could be in registration by year-end.

         The above contains statements that are forward looking within the meaning of the Private Securities Litigation Act of 1995. Such statements are subject to risks and uncertainties and Chase's actual result may differ materially from those set forth in the forward-looking statements. Those uncertainties may include, among others, the risk of adverse impacts from an economic downturn, increased competition, unfavorable political or other developments in foreign markets, governmental or regulatory policies, market volatility in securities markets, interest or foreign exchange rates and other factors impacting Chase's operational plans or the adequacy of Chase's allowance for credit losses. For a more detailed discussion of those uncertainties, reference is made to Chase's reports filed with the Securities and Exchange Commission, in particular Chase's Annual Report on Form 10-K for the year ended December 31, 1998.



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                                    SIGNATURE



         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.




                                            THE CHASE MANHATTAN CORPORATION
                                            (Registrant)


Dated:  February 9, 2000                    By:/s/ Dina Dublon
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                                                   Dina Dublon
                                                   Chief Financial Officer